                                                                      EXHIBIT 12

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                                                      Historical
                                                                Year Ended December 31,
                                                ----------------------------------------------------------  Pro forma
                                                   1992         1993         1994         1995      1996       1996
                                                --------     --------     --------      -------   --------   --------
Earnings (loss) before income taxes
 and extraordinary loss....................     $ (8,947)    $ (8,182)    $ (3,414)    $ (2,500)  $ (5,475)  $ (6,269)

Add: fixed charges as defined
  One-third of rents(a)....................        1,471        1,476        1,585        2,030      2,658      4,577
  Interest expense.........................       11,623       12,250       11,831       11,807     12,886     12,969
  Amortization of financing fees...........          598          628          615          801        514        566
                                                --------     --------     --------      -------   --------   --------
Total fixed charges........................     $ 13,692     $ 14,354     $ 14,031     $ 14,638   $ 16,058   $ 18,112
                                                --------     --------     --------      -------   --------   --------
  Total earnings before fixed
    charges................................     $  4,745     $  6,172     $ 10,617     $ 12,138   $ 10,583   $ 11,843
                                                ========     ========     ========     ========   ========   ========

Ratios of earnings to fixed charges........         -   (b)      -   (b)      -   (b)      -   (b)    -   (b)    -   (c)
                                                ========     ========     ========     ========   ========   ========

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(a) Estimated by management as being representative of the interest factor relating to rental expense.
(b) Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 by $8,947, $8,182, $3,414,
    $2,500, and $5,475, respectively.
(c) On a pro forma basis, earnings were insufficient to cover fixed charges by $6,269 for the year ended December 31, 1996.